Exhibit 99.1 Virgin Galactic Announces the Passing of Chair of the Board of Directors Evan Lovell Raymond Mabus, Jr. Will Serve as Interim Chair ORANGE COUNTY, Calif. June 21, 2023 – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (the “Company” or “Virgin Galactic”) today announced with great sadness that Evan Lovell, the Chair of the Company’s Board of Directors, died unexpectedly following an illness on June 20, 2023. Mr. Lovell joined the Company’s Board in October 2019 and was appointed Chair in April 2023 after serving as Interim Chair since February 2022. Mr. Lovell was a Partner of the Virgin Group since 2012, where he served as Chief Investment Officer and managed the Virgin Group’s investment team globally. “Evan was a great friend, a talented colleague and a visionary leader who was instrumental in helping Virgin Galactic become the company we are today,” said Michael Colglazier, Chief Executive Officer of Virgin Galactic. “On behalf of the entire Company, we offer his family and loved ones our deepest condolences. We will miss him terribly.” Raymond Mabus, Jr., former United States Secretary of the Navy, who was appointed Lead Independent Director of the Board in April 2023, will serve as Interim Chair. About Virgin Galactic Virgin Galactic is an aerospace and space travel company, pioneering human spaceflight for private individuals and researchers with its advanced air and space vehicles. It has developed a spaceflight system designed to connect the world to the love, wonder and awe created by space travel and to offer customers a transformative experience. You can find more information at https://www.virgingalactic.com/. For media inquiries: Aleanna Crane - Vice President, Communications virgingalacticpress@virgingalactic.com For investor inquiries: Eric Cerny - Vice President, Investor Relations vg-ir@virgingalactic.com 949.774.7637